EXHIBIT 10.16
                                                   FORM 10-K
                                YEAR ENDED DECEMBER 31, 1999


                          EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT is made this 23rd day of June, 1999, by and between BUCYRUS INTERNATIONAL, INC., a Delaware corporation (the "Company"), and MICHAEL W. SALSIEDER ("Employee").

     WHEREAS, the Company desires to employ Employee as General Counsel, and Employee desires to accept the employment offered by the Company.

     NOW, THEREFORE, in consideration of the premises and for the mutual consideration hereinafter set forth, the parties agree as follows:

     1. Position. Employee shall be employed by the Company as Vice President and General Counsel upon the terms and conditions contained herein.

     2. Salary. During the term of this Agreement, the Company shall pay Employee an annual base salary of One Hundred Fifty Thousand Dollars ($150,000.00), minus applicable withholdings, in accordance with the Company's normal payroll practices (the "Base Salary"). The Base Salary is subject to merit increases in accordance with the Company's normal salary merit increase review policy.

     3. Annual Performance Bonus. Employee shall be eligible to participate in an annual performance bonus plan, with performance targets to be based on the Company's existing financial plan, and otherwise on terms to be mutually agreed upon by Employee and the Company (the "Annual Bonus Plan"); provided, that the terms of the Annual Bonus Plan shall provide that the amount of the annual bonus payable to Employee (the "Annual Bonus") shall be equal to 35% of Employee's Base Salary upon the achievement of the targeted performance goals for the relevant fiscal year of the Company, with the potential for an Annual Bonus of up to 105% of Base Salary in the event of exceptional performance; and provided, further, that Employee's Annual Bonus with respect to fiscal 1999 shall be pro rata from date of employment and shall not be less than $13,125.

     4.   Stock; Stock Options.

          (a) Purchase of Shares of Company Common Stock. As a condition of the effectiveness of this Agreement, no later than July 15, 1999, the Employee shall purchase 750 shares of the Company's common stock, par value $0.01 per share ("Common Stock"), at a price of $100 per share (the "Purchased Shares"). The Company shall accept payment for a portion of the purchase price of the Purchased Shares in the form of Employee's promissory note substantially in the form attached hereto as Annex A (the "Note"), in the maximum principal amount of $60,000, subject to Employee's pledge of all the Purchased Shares to secure the Note pursuant to a pledge agreement (the "Pledge Agreement") executed by the parties substantially in the form attached hereto as Annex B. As a condition of such purchase, Employee shall become a party to that certain Stockholders Agreement, dated as of March 17, 1998, among the Company and its Stockholders (the "Stockholders Agreement"), by executing a Joinder Agreement thereto generally in the form attached as Exhibit A to the Stockholders Agreement; provided, that the Stockholders Agreement shall be interpreted (and, as necessary, deemed amended) so as to be consistent with the terms of the Pledge Agreement. Employee acknowledges receipt of a copy of the Stockholders Agreement and the opportunity to have carefully reviewed the Stockholders Agreement with counsel prior to executing this Agreement.

          (b) Grant of Stock Options. Subject to Employee's compliance with the provisions of Section 4(a), the Employee shall be granted options ("Options") under the Company's 1998 Management Stock Option Plan (the "Stock Option Plan") to purchase 3,750 of additional shares of Common Stock; provided, that notwithstanding the terms of the Stock Option Plan and
Schedule 1 to the form of stock option agreement annexed thereto, (i) the normal vesting period of such options shall be the three year period from January 1, 1999 to December 31, 2001, (ii) the Company is currently in the process of reassessing the EBITDA target for 1999 for all management option holders, and any such reassessment shall apply to Employee's Options, and
(iii) additional changes to the terms of the Options may be made by the Company as shall be reasonably necessary and appropriate to conform the Options to the aforesaid three year vesting schedule. Employee acknowledges receipt of a copy of the Stock Option Plan (together with the annexes thereto) and the opportunity to have carefully reviewed the Stock Option Plan with counsel prior to executing this Agreement.

     5.   Additional Benefits.

          (a) Employee Benefits. During the Term, Employee shall be entitled to participate in all employee welfare benefit plans and programs generally made available from time to time to the Company's senior management, including without limitation any major medical, dental, retirement and life insurance plans, subject to any eligibility requirements and the other generally applicable terms of such plans. Without limitation, Employee shall be entitled to use of a Company-provided automobile in accordance with the Company's policies applicable to its senior management.

          (b) Expenses. During the Term, the Company shall reimburse Employee for any expenses reasonably incurred by him in furtherance of his duties hereunder, including without limitation travel, meals, and accommodations, upon submission by him of vouchers or receipts and in compliance with such rules and policies relating thereto as the Company may from time to time adopt or as may be required in order to permit such payments to be taken as proper deductions by the Company or any subsidiary under the Internal Revenue Code of 1986, as amended, and the rules and regulations adopted pursuant thereto now or hereafter in effect. The Company shall also reimburse Employee for reasonable spousal travel expenses to customer or industry events to the extent consistent with Company policy.

     6.   Duration and Termination.

          (a) Duration. Subject to termination as provided below, this Agreement and Employee's employment hereunder shall begin on the date hereof, continue for a period of one (1) year, and automatically renew thereafter for successive one year terms unless either party gives the other party sixty (60) days written notice that this Agreement and Employee's employment shall terminate on the last day of the original term or any renewal term, as the case may be.

          (b) Termination Without Cause. This Agreement and Employee's employment may be terminated by either party without Cause (as defined in Paragraph 6(c)) at any time by giving at least sixty (60) days' written notice to the other party of the intent to do so.

          (c) Termination by the Company for Cause. The Company shall have the right to terminate this Agreement and Employee's employment hereunder in the event of any of the following (which shall constitute "Cause"): (i) fraud, dishonesty, or misconduct by Employee in connection with the business of the Company; (ii) commission by Employee of a felony; or (iii) a material breach by Employee of the terms of this Agreement.

          (d) Termination Upon Death or Disability. This Agreement and Employee's employment hereunder shall immediately terminate in the event of Employee's death or Disability (as hereinafter defined). For purposes of this Agreement, Employee shall be deemed to have suffered a "Disability" in the event that a physician selected by the Company determines that Employee, due to a physical or mental condition, is unable to substantially perform his duties hereunder for a period of at least ninety (90) days.

     7. Compensation upon Termination. Upon termination of Employee's employment under this Agreement, all of the Company's obligation to pay Employee compensation and provide benefits under this Agreement shall terminate, except that in the event Employee's employment is terminated by the Company based on notice provided by the Company pursuant to Paragraph 6(a) or 6(b), Employee shall be entitled to (1) continuation of his Base Salary and health insurance and pension benefits (to the extent coverage terms permit) for a period of one (1) year from the date of such termination (the "Severance Period"), payable in accordance with the Company's normal payroll practices; and (2) out-placement consulting services from a firm selected by the Company at a total cost not to exceed Fifteen Thousand Dollars ($15,000). The Company shall have the right to discontinue payments or other benefits hereunder in the event Employee breaches the restrictions in Paragraph 9 or 10 or any such restriction is determined to be unenforceable in any respect.

     8.   Change of Control.

          (a)  Definitions.  For purposes of this Paragraph 8:

               (i)  "Act" shall mean the Securities Act of 1934.

               (ii) A "Change of Control" of the Company shall be
                    deemed to have occurred when:

                    (A) Securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding voting securities are acquired, directly or indirectly, by any Person who did not on the date of this Agreement own, directly or indirectly, 5% or more of the combined voting power of the Company's voting securities outstanding on the date of this Agreement.

                    (B) A merger or consolidation of the Company with any other corporation is completed as a result of which less than 50% of the outstanding voting securities of the surviving or resulting entity are owned by the former shareholders of the Company (other than a shareholder who is an "affiliate," as defined in the Act, of any party to such consolidation or merger).

                    (C) The sale of substantially all of the Company's assets is completed to a corporation which is not a wholly-owned subsidiary of the Company.

               (iii) "Person" shall have the meaning used in Section
                     3(a)(9) of the Act.

               (iv) "Effective Date" shall mean the date a Change of Control becomes effective.

               (v) "Good Reason" shall mean the occurrence of any one or more of the following events without Employee's express written consent:

                    (A) (1) The assignment of Employee to duties materially inconsistent with Employee's authorities, duties, responsibilities, and status (including offices, titles, and reporting requirements) pursuant to Paragraph 1, or (2) relocation of Employee's regular place of employment to a location more than fifty (50) miles from the location as of the Effective Date.

                    (B) A reduction by the Company in Employee's Base Salary as in effect on the Effective Date.

                    (C) A material reduction in Employee's level of participation in any of the Company's short- and/or long-term incentive compensation plans, or employee benefit or retirement plans, policies or practices, in which Employee participates as of the Effective Date.

               (vi) "Qualifying Termination" shall mean any termination
                    of Employee's employment other than: (A) by the Company for Cause (as defined in Paragraph 6(c) hereof); (B) by reason of death, Disability (as defined in Paragraph 6(d) hereof), or Retirement (as such term is then defined in the Company's tax qualified defined benefit retirement plan); or (C) by Employee pursuant to Paragraph 6(a) or 6(b) without Good Reason. In the event Employee shall terminate this Agreement for Good Reason, Employee's notice of termination pursuant to Paragraph 6(a) or 6(b) shall set forth the facts and circumstances claimed to provide a basis for such termination.

          (b) Employment Termination. In the event of a Qualifying Termination on, or within twelve (12) months after, the Effective Date, then in addition to the compensation and benefits provided to Employee under the provisions of Paragraph 7 of this Agreement, the Company shall, at the expiration of the Severance Period, as an additional severance benefit, make a lump sum payment to Employee in an amount equal to one-half of Employee's annual Base Salary.

          (c)  Vesting of Options.  In the event of a Qualifying
Termination on, or within twelve (12) months after, the Effective Date, Employee's unvested Stock Options shall automatically be fully vested and exercisable as of the Effective Date.

     9. Confidentiality. Employee shall keep confidential and not divulge to any other person or entity, during the term of employment or thereafter, any Confidential Information of the Company. For purposes hereof, "Confidential Information" shall mean any of the business secrets, trade secrets, drawings, engineering data, plans, strategies, policies, methods, marketing plans, customer purchasing history, customer lists, cost structures, vendor pricing, contemplated product improvements and developments, repair and failure frequencies and information, computer software and programs, and any other data related to any aspect of the business of the Company. Such information also includes information which the Company received from a third party and holds in confidence. All papers, books and records and other property of every kind and description relating to the business and affairs of the Company, whether or not prepared by Employee, shall be the sole and exclusive property of the Company, and Employee shall surrender them to the Company, as applicable, at any time upon request by the Company.

     As a former employee of Harnischfeger Corporation, Employee has a legal obligation (including, but not limited to, his obligations under the Harnischfeger Employee Proprietary Rights and Confidentiality Agreement) not to disclose any trade secret or confidential information of Harnischfeger. Therefore, Employee will refrain from any discussion of such Harnischfeger trade secret or confidential information, and Company agrees to refrain from asking any questions or soliciting any information regarding the same.

     10. Covenant Not to Compete. In order to induce the Company to enter into this Agreement, Employee hereby agrees that during the term of this Agreement and for a period of one (1) year thereafter (exclusive of any period of breach), Employee will not, without the prior written consent of the Company, work for, be employed by or otherwise provide services (which are substantially the same or similar to the services provided by Employee to the Company) to, Harnischfeger Industries, Inc., ("Harnischfeger"), any affiliated entity of Harnischfeger or any other entity that engages in the business of manufacturing, marketing, distributing or selling any surface mining equipment that the Company or any of its subsidiaries or affiliates manufactures, markets, distributes or sells at the time Employee ceases to be employed by the Company, provided, however, that the post termination covenant not to compete will not apply where the Company has terminated the Employee.

     Employee agrees that such restriction is fair and reasonably necessary to protect the legitimate business interests of the Company, and that the Company would suffer irreparable harm in the event of breach by Employee. As a result, Employee agrees that the Company shall, in addition to other remedies provided by law, be entitled to injunctive relief in the event of breach by Employee.

     11. Indemnification and Compensation Regarding Harnischfeger. In the event Harnischfeger Industries, Inc., or any of its subsidiaries, brings any actions, including an action for damages or for equitable injunctive relief ("Harnischfeger Actions"), relating to Employee's employment with Company, Company agrees to indemnify, defend and hold Employee harmless against any damages and costs (including legal fees) incurred by Employee as a result of such Harnischfeger Actions. Company agrees to pay Employee his normal Base Salary and continue Employee Benefits during the pendency of the Harnischfeger Actions. In the event Employee's employment with Company must be terminated as a result of the Harnischfeger Actions, Employee will be entitled to receive the termination severance payments provided for in this Agreement, and such termination will be deemed to be a termination Without Cause as provided in Paragraph 6(b) above.

     12. Assignability. This Agreement may not be assigned without the prior written consent of the parties; provided, however, this Agreement may be assigned without consent to a successor of the business of the Company.

     13. Notices. All notices hereunder shall be in writing and delivered by hand, mailed within the continental United States by first class certified mail, return receipt requested, postage prepaid, or telecopied, to the other party.

     14. Severability. If any provision of this Agreement shall be determined to be invalid or unenforceable for any reason, such determination shall not affect, impair or invalidate the remainder of this Agreement.

     15. Choice of Forum and Law. Jurisdiction over disputes with regard to this Agreement shall be exclusively in the courts of the State of Wisconsin. This Agreement shall be construed in accordance with and governed by the laws of the State of Wisconsin.

     16. Entire Agreement. This Agreement contains the entire agreement of the parties hereto, and supersedes all other oral or written agreements or understandings between them regarding the subject matter hereof. This Agreement may not be modified except by written agreement of the parties.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                         BUCYRUS INTERNATIONAL, INC.


                         By:  /s/Stephen R. Light
                                S. R. Light
                                President and Chief Executive Officer

                              /s/Michael W. Salsieder
                              Michael W. Salsieder, Employee